UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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S.Y. Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 17, 2010

Dear Shareholder:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of S.Y. Bancorp, Inc., which will be held at 10:00 a.m., Eastern Time, on Wednesday, April 21, 2010, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207. The Olmsted is located on the campus of the Masonic Widows and Orphans Home, and there is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review S.Y. Bancorp’s business and operations. Only shareholders and their proxies are entitled to vote at the Annual Meeting.

We hope you will attend the meeting.  Your vote is important.  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 21, 2010:  The notice and proxy statement and annual report are available at
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100548&gkp=203200.

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2010 ANNUAL MEETING OF SHAREHOLDERS

March 17, 2010

To our Shareholders:

The Annual Meeting of Shareholders of S.Y. Bancorp, Inc., a Kentucky corporation, will be held on Wednesday, April 21, 2010 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 for the following purposes:

(1)          To approve the action of the Board of Directors fixing the number of directors at twelve;

(2)          To elect eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(3)          To ratify the selection of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2010;

(4)          To approve a proposal to amend the 2005 Stock Incentive Plan to reserve an additional 700,000 shares of Common Stock for issuance under the Plan and approve the performance criteria that may be applied to performance-based compensation under that Plan.

(5)          To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 5, 2010.

We hope you will be represented at the meeting.  Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.  Your vote is important.  The Board of Directors of Bancorp appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing the accompanying proxy to shareholders on or about March 17, 2010.  The proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc. (referred to throughout this Proxy Statement as “S.Y. Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 21, 2010.  We cordially invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

•                  Approving the action of the Board of Directors fixing the number of directors at twelve;

•                  Electing eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

•                  Ratification of the selection of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2010; and

•                  Approval of a proposal to amend the 2005 Stock Incentive Plan to reserve an additional 700,000 shares of Common Stock for issuance under the Plan and approve the performance criteria that may be applied to performance-based compensation under that Plan.

Where can I find more information about these voting matters?

•                  Information about nominees for election or reelection is contained in ITEM 1 and ITEM 2.

•                  Information about the ratification of the selection of KPMG LLP as the independent registered public accounting firm is contained in ITEM 3.

•                  Information about the proposal to amend the 2005 Stock Incentive Plan is contained in ITEM 4.

What is the relationship of S.Y. Bancorp and Stock Yards Bank & Trust Company?

S.Y. Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”).  S.Y. Bancorp owns 100% of Stock Yards Bank & Trust Company.  Because S.Y. Bancorp has no operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of common stock (“Common Stock”) of S.Y. Bancorp as of the close of business on March 5, 2010 will be entitled to vote at the Annual Meeting.  On March 5, 2010, there were 13,674,676 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in S.Y. Bancorp’s stock records maintained by our transfer agent, Stock Yards Bank & Trust Company), you may complete and sign the accompanying proxy card and return it to S.Y. Bancorp or deliver it in person.  Shares will be voted as you instruct.  If you return your proxy card and do not mark your voting instructions on your signed card, David Heintzman and Ja Hillebrand as proxies named on the proxy card, will vote FOR fixing the number of directors at twelve (12), FOR the election of the eleven director nominees; FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm and FOR the proposal to amend the 2005 Stock Incentive Plan.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet. Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan, are still employed by the Bank and have a Bank email address, you will receive an electronic version of the proxy card for the shares that you own through that savings plan.  If you are a participant no longer employed by the Bank or for another reason do not have a Bank email address, you will receive a paper version of the proxy card via postal mail. In either case, that proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote, the plan trustee will be instructed by the plan’s administrative committee vote the plan shares in the same proportion as shares for which instructions were received under the plan.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation to the Secretary of S.Y. Bancorp or a replacement proxy bearing a later date.  Or you may attend the annual meeting, revoke your proxy and vote in person.  In each event, the later submitted vote will be recorded and the earlier vote revoked.  Your attendance at the Annual Meeting will not revoke your proxy unless you provide written notice of revocation.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote”. In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE). There is an important change this year regarding the broker non-votes and Director elections.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of KPMG LLP even if the broker does not receive voting instructions from you. However your broker does not have discretionary authority to vote on the election of Directors or on the proposal to amend the 2005 Stock Incentive Plan to reserve an additional 700,000 shares of Common Stock for issuance under the Plan and approve the performance criteria that may be applied to performance-based compensation under that Plan without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Important change: A NYSE rule change in effect for the 2010 Annual Meeting no longer permits brokers to vote in the election of Directors if the holder of record has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of Directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The proposal to fix the number of directors at twelve will pass if votes cast for it exceed votes cast against it.

Directors will be elected by a plurality of the total votes cast at the Annual Meeting for the election of directors.  Assuming eleven directors are to be elected, a plurality means that the eleven nominees receiving the highest number of “FOR” votes will be deemed elected.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The proposal to amend the 2005 Stock Incentive Plan will be approved if the votes cast for it exceed the votes cast against it.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Judges appointed for the meeting will tabulate votes cast in person or by proxy at the Annual Meeting.  These judges are independent inspectors who certify the results of the voting and will also determine whether a quorum is present at the meeting.

How are abstentions and broker non-votes treated?

A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors.  A shareholder may also abstain from voting on any or all other proposals.  The judges will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any matter.  If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, the judges will treat these shares as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on the matter.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting.  If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR fixing the number of directors at twelve (12), FOR each of the nominees for Director set forth in this document, FOR the ratification of the selection of the independent registered public accounting firm, and FOR the proposal to amend the 2005 Stock Incentive Plan.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of S.Y. Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

S.Y. Bancorp will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 not later than November 17, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  In addition, S.Y. Bancorp’s Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting.  Such notice must be submitted to the secretary of S.Y. Bancorp no later than January 21, 2011.  The notice must contain information prescribed by the Bylaws, copies of which are available from the secretary.  These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in S.Y. Bancorp’s proxy statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

The S.Y. Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed in such a way as to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, S.Y. Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines.  The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

The Board of Directors believes the most effective leadership structure for the Company is a combined Chairman and CEO position filled by Mr. Heintzman. He is the director most familiar with the business of the Company and the banking industry, and the Board feels he is best suited to lead discussions on important issues affecting the Bank and Bancorp. Combining the CEO and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy. As the Board is committed to strong corporate governance and independent Board of Directors, the Board has designated a lead director. In addition to an independent lead director three committees of the Board provide independent oversight of management — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each is composed entirely of independent directors.

The Chair of the Nominating and Corporate Governance Committee acts in the role of lead director. The lead director presides at executive sessions of the Board which consist of non-management directors and are held at least four times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chairman and independent board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead director is responsible for providing advice and consultation to Chairman and Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas for Board meetings and executive sessions, information distributed to Board members, and meeting schedules — both as to when meetings occur and the sufficiency of time allocated to agenda items.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plans for mitigating these risks. Among risks facing the Company are credit, financial, operational, interest rate, liquidity, and regulatory risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the

Loan Committee of the Bank. Financial, operational and regulatory risks are addressed by the Audit Committee of Bancorp. The full Board hears reports from the Loan Committee monthly and from the Audit Committee quarterly.  Liquidity and interest rate risk are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board. The Bank’s Internal Auditor has a direct reporting line to the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Board.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2009, the Board of Directors of S.Y. Bancorp held thirteen regularly scheduled meetings.  All directors of S.Y. Bancorp are also directors of the Bank.  During 2009 the Bank’s Board of Directors held thirteen regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served.  All directors are encouraged to attend annual meetings of shareholders, and all attended the 2009 Annual Meeting.

S.Y. Bancorp has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors.  The Bank has a Loan Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains an Audit Committee comprised of five directors who are not officers of S.Y. Bancorp.  The Audit Committee is comprised of Messrs. Carrico, Herde (Chairman), Lechleiter, Madison and Simon.  Each of these individuals meets the NASDAQ independence requirements for membership on an audit committee.  The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.

The Audit Committee oversees S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the independent auditors for S.Y. Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and independent auditors, reviews the independence of the independent auditors, reviews S.Y. Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all auditing and permitted non auditing services performed by its independent auditors.  The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee.  The Audit Committee held five meetings during 2009.

The Board of Directors has determined that Mr. Herde and Mr. Lechleiter are audit committee financial experts for S.Y. Bancorp and are independent as described in the paragraph above.  See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Nominating and Corporate Governance Committee.  Members of this committee are Messrs. Edinger (Chairman), Madison, Simon and Tasman, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee.  Responsibilities of the committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the board of directors, including consideration of candidates suggested by shareholders.  To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee. The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines.

This committee held one meeting during 2009.

Compensation Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Compensation Committee. Members of this committee are Messrs. Carrico, Edinger, Lechleiter and Tasman and Dr. Taylor (Chairman), all of whom are independent non-employee Directors.  The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.  The responsibilities of this committee include oversight of executive compensation by establishing and administering compensation programs and making recommendations to our Board of Directors regarding the compensation of executive officers and Directors.  The Compensation Committee held four meetings during 2009.  See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Loan Committee

The members of the Bank’s Loan Committee are Messrs. Brooks, Carrico, Herde and Tasman.  This committee held eleven meetings in 2009.  The Loan Committee is primarily responsible for oversight of the Bank’s lending function including loan quality matters and approval of large credit facilities.

Trust Committee

The members of the Bank’s Trust Committee are Messrs Brooks, Edinger and Simon and Dr. Taylor.  This committee held six meetings in 2009.  The Trust Committee oversees the operations of the trust department of the Bank to ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: S.Y. Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  All communications directed to the Board of Directors will be received and processed by the Nominating and Corporate Governance Committee without any editing or screening.

ITEM 1.  FIXING THE NUMBER OF DIRECTORS

Directors’ Proposal to Fix the Number of Directors

The articles of incorporation and bylaws of S.Y. Bancorp provide that the Board of Directors be composed of nine to twenty members.  Each year the Board of Directors recommends the number for the coming year and presents a resolution to be adopted by the shareholders at the Annual Meeting.  The Board of Directors has recommended that the number of directors constituting the Board be fixed at twelve for the ensuing year, subject to approval by shareholders at the Annual Meeting.  If the individuals nominated are elected, there will be eleven individuals serving on the Board following the 2010 Annual Meeting.  The Board of Directors may appoint individuals to fill vacancies or elect an additional director to serve until elected by shareholders at the next Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT TWELVE

ITEM 2.  ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of twelve (12) members. Directors serve a one-year term and hold office until the annual meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her prior death, resignation, retirement, removal or disqualification. Dr. Taylor will retire concurrent with the 2010 Annual Meeting having reached age 70, the retirement age for the Board of Directors.

The eleven (11) directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2011 annual meeting and until their respective successors are elected and qualified are:

Name, Age and Year	Principal Occupation;
Individual Became Director (1)	Certain Directorships (2) (3)
David H. Brooks Age 67 Director since 1985	Retired; Former Chairman and Chief Executive Officer, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company

James E. Carrico Age 68 Director since 1978	Retired; Former Managing Director, Wells Fargo Insurance Services

Charles R. Edinger, III Age 60 Director since 1984	President, J. Edinger & Son, Inc.

David P. Heintzman Age 50 Director since 1992	Chairman and Chief Executive Officer, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company

Carl G. Herde Age 49 Director since 2005	Vice President and Chief Financial Officer, Baptist Healthcare System, Inc.

James A. Hillebrand Age 41 Director since 2008	President, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company

Richard A. Lechleiter Age 51 Director since 2007	Executive Vice President and Chief Financial Officer Kindred Healthcare, Inc.

Bruce P. Madison Age 59 Director since 1989	Chief Executive Officer, Plumbers Supply Company, Inc.

Nicholas X. Simon Age 51 Director since 2002	President and Chief Executive Officer, Publishers Printing Company LLC

Name, Age and Year	Principal Occupation;
Individual Became Director (1)	Certain Directorships (2) (3)
Norman Tasman Age 58 Director since 1995	President, Tasman Industries, Inc., and Tasman Hide Processing, Inc.

Kathy C. Thompson Age 48 Director since 1994	Senior Executive Vice President, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company

(1)          Ages listed are as of December 31, 2009.

(2)          Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Mr.  Hillebrand who was appointed President of Stock Yards Bank & Trust Company and S.Y. Bancorp, Inc. in August 2008; he formerly held the title of Executive Vice President and manager of Private Banking for Stock Yards Bank & Trust Company.

(3)          No nominee holds, or at any time in the last five years has not held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

Our Board of Directors has determined that Messrs. Brooks, Carrico, Edinger, Herde, Lechleiter, Madison, Simon and Tasman satisfy the independence requirements of the NASDAQ Stock Market. As employees of the Bank, Messrs. Heintzman and Hillebrand and Ms. Thompson do not satisfy these requirements.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2011 annual meeting of shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, all of the aforementioned nominees are standing for reelection.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee (the Committee) considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

•                  direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

•                  behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;

•                  special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing Directors;

•                  the ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and

•                  confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all our shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of S.Y. Bancorp, Inc. and the banking industry. Non-management Directors are encouraged to limit the number of other boards of U.S. public companies (excluding non-profits and subsidiaries) on which they serve to no more than two, taking into account potential board attendance, participation and effectiveness on these boards.  In addition, no board member may serve on the board of a competing institution or corporation.

Non-management Directors are required to own stock equal in value $100,000 within five years of joining the Board or the adoption of this ownership requirement. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of common stock is affected by the price of SYB stock or changes in Director compensation.  Management Directors also have ownership targets as set forth elsewhere in this proxy statement. All directors’ ownership positions exceed the requirement, and some of the more long-serving directors are among the Company’s largest shareholders. Each Director has the option of deferring some or all of his/her fees, and investment options include Company common stock.

The Nominating and Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2010 Annual Meeting. All are standing for reelection. Below is a summary of the Committee’s consideration and evaluation of each Director nominee.

Mr. Brooks joined Stock Yards Bank in 1971 and retired in 2004. From 1993 until his retirement in 2004, he served as Chairman and Chief Executive Officer of both Bancorp and the Bank. Additionally, he holds an accounting degree and was a certified public accountant. Mr. Brooks brings to the Board an understanding of our Company’s business, history and organization as well as leadership, community banking expertise and management experience. He serves on the Bank’s Loan and Trust Committees.

Mr. Carrico, prior to his retirement at the end of 2009, was in the insurance business for approximately 40 years as an insurance broker, the Chief Financial Officer and Chief Executive Officer of an insurance brokerage company, and a managing director for a national insurance broker. Mr. Carrico brings professional experience in insurance and risk management to the Board. He serves on Bancorp’s Audit and Compensation Committees and the Bank’s Loan committee.

Mr. Edinger is President of a family owned business, J. Edinger & Son, Inc., which is typical of the Bank’s historical customer base. He brings this perspective to the Board, and he has the skills necessary to serve as Lead Director. Mr. Edinger is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations. He chairs the Nominating and Corporate Governance Committee, and he serves on the Compensation Committee of Bancorp and the Bank’s Trust Committee.

Mr. Heintzman holds an accounting degree, and prior to joining the Bank, he worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and has served as Chief Financial Officer, Executive Vice President and President. In January 2005 he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution over the last 25 years. His commitment to ethical standards sets the example for the Bank and its employees.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller. Since 1993 he has been Vice President of Finance and Chief Financial Officer.  He has extensive experience in financial reporting and corporate finance. Mr. Herde chairs the Audit Committee, is an Audit Committee financial expert and serves on the Bank’s Loan Committee.

Mr. Hillebrand joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is a certified public accountant and since 2002 has served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 1,000 healthcare services company based in Louisville. Mr. Lechleiter has also served in senior financial positions at other large publicly held healthcare services companies such as Humana, Inc. and HCA, Inc. over his 30-year professional career. His extensive experience in financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee as a financial expert and also serves on the Compensation Committee.

Mr. Madison is Chief Executive Officer of Plumbers Supply Company, Inc., an 85-year-old family-owned regional supplier and service source in the plumbing, heating and piping industries. Because his company is typical of our customer base, Mr. Madison’s business perspective is important to the Company’s Board of Directors. In addition, he is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations. Mr. Madison serves on the Audit and Nominating and Corporate Governance Committees of Bancorp and the Bank’s Loan Committee.

Mr. Simon is President and Chief Executive Officer of Publishers Printing Company LLC, a fifth-generation printing company. The company is the largest employer located in a county contiguous to the Bank’s primary market - one designated as a growth area for the Bank. Mr. Simon’s reputation has assisted the Bank in gaining a larger market share in that area.  Mr. Simon brings his business perspective to the Board. He serves on the Audit and Nominating and Corporate Governance Committees of Bancorp as well as the Bank’s Trust Committee.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing, a family-owned hide processing businesses, headquartered in Louisville. Mr. Tasman’s extensive global business perspective brings a unique perspective to the Board. He serves on the Compensation and Nominating and Corporate Governance Committees of Bancorp and the Trust Committee of the Bank.

Ms. Thompson joined the Bank in 1992 as manager of the Investment Management and Trust Department, at which  time the Trust Department had $200 million in assets under management. Under her leadership, the department has grown to $1.5 billion in assets under management and is one of the most profitable independent trust companies in the country. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES

ITEM 3.  RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. KPMG LLP has been engaged to audit the consolidated financial statements of S.Y. Bancorp for the past twenty years.  Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP

ITEM 4:  APPROVAL OF AN AMENDMENT OF THE 2005 STOCK INCENTIVE PLAN

A proposal will be presented at the Annual Meeting to amend the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan (the “Plan” or the “2005 Plan”) which was originally approved by the Company’s shareholders at its 2005 Annual Meeting.  The Board has adopted, subject to shareholder approval, an amendment to the Plan which proposes to increase the total number of shares of the Company’s common stock that are available for grants under the Plan from 735,000 shares to 1,435,000.  In addition, the Plan is being amended to make certain other technical and clarifying changes.

If the Plan, including the performance goals under the Plan, are approved by shareholders, certain Awards made under the Plan will be eligible to qualify as “performance-based compensation” that is exempt from the $1 million deduction limit (as described below) imposed by Section 162(m) of the Internal Revenue Code and 1,435,000 shares of common stick will be authorized and available for Awards under the Plan.  A summary of the material provisions of the Plan, as amended, is set forth below.  If the proposed amendment is not so approved, the increase in the number of shares reserved under the Plan pursuant to the amendment will not take effect.

The 2005 Plan became effective immediately. The purpose of the 2005 Plan is to further the best interests of the Company by assisting the Company in attracting and retaining highly qualified key employees and directors and providing such persons with an additional incentive to work to increase the value of the Company’s stock by granting them a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders.  The Company believes that an equity stake through equity compensation programs effectively aligns employee, director and shareholder interest by motivating and rewarding long-term performance that will enhance shareholder value. The 2005 Plan is administered by the Compensation Committee which is comprised of outside directors except with respect to Director awards which are administered by the entire Board.  The Plan allows awards of stock options, stock appreciation rights settled in stock and restricted stock to be made over the 2005 Plan’s term up to a maximum of 735,000 (1,435,000 after the proposed amendment) shares of the Company’s common stock of no par value (“Stock”). Employees and directors of the Company who are expected by the Committee to be in a position to make a significant contribution to the success of the Company are eligible to receive awards under the 2005 Plan.

At December 31, 2009, 182,683 shares remain available for future grant, and the Board of Directors has recommended that an additional 700,000 shares of Common Stock be reserved and available for issuance under the 2005 Plan.

This maximum number of shares is subject to adjustment in the event of certain events such as a stock dividend, stock split or the like.  If and to the extent awards under the 2005 Plan expire or terminate for any reason without having been exercised in full or are forfeited, without in either case, the participant having realized any of the economic benefits of a shareholder, the shares associated with such awards will again become available to be granted under the 2005 Plan.  If previously acquired shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan will be increased by the number of shares delivered as payment of such exercise price.  If previously acquired shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan will be increased by the number of shares delivered or withheld as payment of such withholding taxes.

The following table sets forth information regarding all grants that have been made under the 2005 Plan to Bancorp’s directors, officers and employees, including the named individuals in the Summary Compensation Table:

	Total Awards Under 2005 Stock Incentive Plan
		Restricted	Stock Appreciation
	Options	Stock	Rights	Total

David P. Heintzman, Chairman and CEO	53,500	9,057	25,800	88,357
James A. Hillebrand, President	15,450	2,674	9,295	27,419
Kathy C. Thompson, Senior Executive Vice President and Manager of Investment Management and Trust Department	24,200	3,315	11,500	39,015
Phillip S. Poindexter, Executive Vice President and Chief Lending Officer	15,450	2,254	7,400	25,104
Nancy B. Davis, Chief Financial Officer	13,400	2,157	6,200	21,757
All executive officers as a group	135,400	21,861	69,295	226,556
All directors as a group excluding employee directors	2,050	0	0	2,050
All employees as a group excluding named executives	226,429	33,403	156,100	415,932

Employees and directors of the Company who are expected by the Committee to be in a position to make a significant contribution to the success of the Company are eligible to receive awards under the 2005 Plan.  The number of employees receiving awards varies from year to year; in 2009, awards were granted to 120 employees.

Types of Plan Awards

Stock Options

The Committee may grant options to participants at any time and from time to time in the form of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”), options that are not intended to so qualify (“NQSOs”), or a combination of the two.  The exercise price of any option granted may not be less than the fair market value of the Company stock on the date the option is granted. To date, no ISOs have been granted under the 2005 Plan.

Each option is evidenced by an award certificate or agreement between the participant and the Company which sets forth the terms and conditions of the option.  The option agreement must specify the exercise price per share subject to the option, the duration of the option, the number of shares to which the option relates and such other provisions as the Committee may determine or that are required by the 2005 Plan.

In general, each option will expire at such time as is determined by the Committee at the time of grant as set forth in the award agreement; provided, however, the right to exercise an ISO will terminate no later than the earliest of:  the expiration of 12 months in the event of termination of employment or service due to disability or death; three months following termination of employment or service for any other reason; or the tenth anniversary of its grant. NQSO’s might be granted for exercise over longer periods after employment or service termination.

Stock Appreciation Rights

The 2005 Plan also allows grant of Stock Appreciation Rights (SAR). Each SAR, which can be granted in tandem with an Option or by itself, grants a participant the right to receive upon exercise a number of shares of Stock equal to the appreciation in value of one share of Stock since the date the SAR was granted.

In general, each option will expire at such time as is determined by the Committee at the time of grant as set forth in the award agreement, but if issued in tandem with an Option will expire if the option is exercised in lieu of the SAR.

Restricted Stock

A restricted stock award represents shares of the Company’s stock that may be issued subject to restrictions on transfer and vesting requirements as determined by the Committee.  Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee, or a combination of both.  Except as provided in an award agreement, the participant will have immediate right of ownership with respect to the shares granted under a stock award, including the right to vote the shares and the right to receive dividends with respect to the shares. Transfer of Stock during the restriction period will generally be prohibited.

The Committee may decide to condition the vesting of a stock award on the achievement of one or more objective performance goals, and if the Committee determines that such performance conditions should be considered “performance-based compensation” under Section 162(m) of the Code, a section that limits deductions for certain compensation in excess of $1,000,000 per year, the performance goals must relate to one of the following performance criteria:  earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis); return on equity;  return on assets;  revenues; expenses or expense levels; one or more operating ratios; stock price; stockholder return; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; or economic value added.  To satisfy the requirements that apply to performance-based compensation, these performance goals must be approved by the Company’s shareholders.  The amendment proposed for approval by the shareholders also approves the list of performance criteria that may be required to be met for vesting of restricted stock under the 2005 Plan which the Committee determines it wishes to exempt from the limitations of Section 162(m) as performance-based compensation.

Limitations on Awards

The maximum number of shares of Stock that may be subject to all awards granted under the 2005 Plan to any one participant during a calendar year is 40,000.  The maximum number of shares of Stock that may be subject to Restricted Stock Awards to any one participant during a calendar year is 20,000.  Awards of Options or SARs may not be made at exercise or base price less than fair market value of the Stock on the date the award is granted.  Fair Market Value, if the Stock is listed on a national securities exchange, is the closing price per share on a given date; if the Stock is traded on an exchange or market in which prices are reported in terms of bid and asked prices, the average of the closing bid and asked prices for a share on a given date is fair market value.  The closing price of the Common Stock on The NASDAQ Global Select Market on March 5, 2010 was 23.04 per share.

Change of Control

Unless otherwise provided in an award agreement, in the event of a change of control (as defined in the 2005 Plan), an award granted under the 2005 Plan will become fully vested and all restrictions thereon will lapse whether or not otherwise vested at such time, and any such options so accelerated will remain exercisable in full thereafter until it expires pursuant to its terms.

Transferability of Awards

All ISOs, SARs issued in tandem with ISOs, and all Restricted Stock Awards granted under the 2005 Plan are non-transferable by the participant except by will or by the laws of descent and distribution.  NQSO and SARs not linked to ISOs may be allowed by the Committee to be transferred via gift to certain “permitted transferees” which includes immediate family members and certain trusts, or entities in which the participant or family members have majority control.  If a NQSO or SAR is transferred, the tax consequences upon exercise to the participant generally do not change (see below).

Term, Amendment and Termination

The authority to issue stock awards under the 2005 Plan will terminate 10 years after its effective date on April 26, 2015 unless terminated earlier by the Board of Directors.  The Board of Directors may at any time and from time to time and in any respect amend or modify the 2005 Plan, except in certain circumstances that require the approval of the shareholders.  No amendment or modification of the 2005 Plan will adversely affect any outstanding award without the consent of the participant; decrease the price of an option to less than the option price on the date of grant or extend the exercise period of an option beyond the period initially set in the award agreement.

Tax Treatment of Awards

Incentive Stock Options

The recipient of an ISO will not realize taxable income upon the grant or the exercise of an ISO.  The Company will not receive an income tax deduction at either such time.  However, the excess of the fair market value of the Company’s stock at the time of exercise over the exercise price is an item of adjustment in computing the alternative minimum taxable income of the recipient.  If the recipient does not dispose of the shares of the common stock acquired upon exercising an ISO within either (i) two years after the grant of the ISO or (ii) one year after the date shares of the common stock are transferred to the recipient pursuant to the exercise of the ISO, the gain upon a subsequent disposition of the shares will be taxed at capital gain rates.  If the recipient, within either of the above periods, disposes of the shares of the common stock acquired upon exercise of the ISO, the recipient will recognize as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the recipient.  Any gain in excess of the spread in value at exercise that is recognized by the recipient as ordinary income would be taxed as long-term capital gain or short-term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

Nonqualified Stock Options

Upon the exercise of a nonqualified option, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares of the common stock received over the exercise price of such shares and for employees, such excess is also subject to applicable income and employment tax withholding.  That amount increases the recipient’s basis in the stock acquired pursuant to the exercise of the NQSO.  Upon a subsequent sale of the stock, the participant will recognize short-term or long-term capital gain or loss depending upon the  participant’s holding period for the stock and upon the stock’s subsequent appreciation or depreciation in value.  The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the  participant upon the  participant’s exercise of the option.

Stock Appreciation Rights

As with Options, there is no tax consequence to the grant of a stock appreciation right.  Upon the exercise of a SAR for which no payment from the participant is required, the participant will realize ordinary income in an amount equal to the fair market value of the Stock received and, for employees, such excess is also subject to applicable income and employment tax withholding at that time. The amount so taxed then becomes the participant’s tax basis in the Stock acquired pursuant to the exercise of the SAR.  Upon a subsequent sale of the stock, the  participant will recognize short-term or long-term capital gain or loss depending upon the  participant’s holding period for the stock and upon the stock’s subsequent appreciation or depreciation in value.  The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the participant upon the participant’s exercise of the option.

Restricted Stock

A participant will recognize ordinary income, and the Company will be allowed a tax deduction, at the time an unrestricted stock is granted.  A  participant will not recognize income, and the Company will not be allowed a tax deduction, at the time restricted stock that is subject to a “substantial risk of forfeiture” within the meaning of the Code is granted, unless the  participant makes an election to accelerate recognition of the income to the date of grant as described below.  When the restrictions lapse, the  participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time.  If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time.

Any appreciation in the stock after the tax date will be taxable to the participant upon disposition at capital gains rates if the holding period for such rates is met.

Section 162(m)

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code.  Awards that qualify as “performance based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction for such compensation.  The 2005 Plan allows, but does not require, the Committee to grant stock awards that will be exempt from the deduction limits of Section 162(m) based in performance criteria approved by shareholders and all stock options issued under the 2005 Plan will be exempt because the exercise price will never be less than the fair market value on the date of grant.

Payment with Stock

If the Committee decides to allow  participants to pay for the exercise price of an option and any withholding obligations with stock of the Company which the participant has owned for at least six months (12 months in the case of Stock acquired upon exercise of an ISO), the participant will not be required to recognize any built-in appreciation on the previously held stock as a result of the payment and will have a basis in the new option stock equal to the basis in the previously held stock plus any taxes paid as a result of the exercise.

Tax Withholding

The Company may deduct from any payment made under the 2005 Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Stock under the 2005 Plan, or to deduct from any other compensation payable to the participant any withholding taxes required with respect to awards.  The Committee may allow a participant to satisfy this obligation by withholding shares of Stock from any payment in Stock to be made, or permitting the participant to deliver to the Company previously acquired shares of Stock, in each case having an aggregate fair market value equal to the amount of required withholding taxes.

Estimate of Benefits

Awards that will be made in the future under the 2005 Plan are not presently determinable.  In 2009, the following awards were granted under the 2005 Plan:  102,100 Stock Appreciation Rights and 25,542 Restricted Stock at $22.14 per share, the then current market value.

Equity Compensation Plan Information

The following table summarizes information regarding Bancorp’s equity compensation plans under which Common Stock may be issued to directors, officers and employees of Bancorp or the Bank.  These plans include the 2005 Plan and a prior plan, the 1995 Stock Incentive Plan.  Bancorp has currently issued stock options, stock appreciation rights and restricted stock as equity compensation.  The 2005 Stock Incentive Plan includes provisions for options, restricted stock and stock appreciation rights.  The 1995 Stock Incentive Plan expired in 2005.  For further information on stock options and stock appreciation rights see note 15 to the consolidated financial statements in Bancorp’s Annual Report on Form 10-K.

Plan Category	Number of securities to be issued upon exercise of outstanding options and SARs	Weighted-average exercise price of outstanding options and SARs	Number of securities to be issued upon vesting of restricted shares	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	1,006,422	$21.41	40,691	182,683

Equity compensation plans not approved by shareholders	—	—	—	—

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE 2005 STOCK INCENTIVE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of January 31, 2010 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our Directors and executive officers as a group; and Directors, executive officers and employees as a group.  “Executive Officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors.  For a description of the voting and investment power with respect to the shares beneficially owned by the nominees for election as directors of S.Y. Bancorp, see the tables below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of S.Y. Bancorp Common Stock (1)
Stock Yards Bank & Trust Company 1040 East Main Street Louisville, KY 40206	780,193	(2)	5.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	759,701	(3)	5.6%

Directors and executive officers of Bancorp and the Bank as a group (15 persons)	1,478,339	(4)	10.5%

Directors, executive officers, and employees of S.Y. Bancorp and the Bank as a group (270 persons)	2,498,182	(4)(5)	17.3%

(1)                                Shares of S.Y. Bancorp Common Stock subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days under S.Y. Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by the person and group holding such options and stock appreciation rights but are not deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by any other person or group.

(2)                                Held by the Bank as agent, trustee, personal representative and in other fiduciary capacities.

(3)                                Based upon a Schedule 13G filed with the SEC as of December 31, 2009.

(4)                                Includes 411,301 shares subject to outstanding stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days and 73,502 shares held in 401(k)/ESOP accounts.

(5)                                The shares held by the group include 231,470 shares held by non-executive officers and employees of the Bank.  In addition, 382,366 shares are subject to currently exercisable stock options held by non-executive officers of the Bank and 406,007 shares are held by non-executive officers and employees of the Bank in their 401(k)/ESOP accounts, with sole voting power and investment power.  S.Y. Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of S.Y. Bancorp, Inc.’s common stock as of January 31, 2009 by each nominee for election as directors and each named executive officer.

	Number of Shares Beneficially Owned	Percent of S.Y. Bancorp Common
Name	(1) (2) (3) (4)	Stock
David H. Brooks (6)	127,915	(5)
James E. Carrico	47,819	(5)
Nancy B. Davis (7)	114,491	(5)
Charles R. Edinger, III (8)	301,856	2.2%
David P. Heintzman (9)	286,089	2.1%
Carl G. Herde	11,030	(5)
James A. Hillebrand (10)	64,761	(5)
Richard A. Lechleiter	6,558	(5)
Bruce P. Madison (11)	42,948	(5)
Phillip S. Poindexter	29,115	(5)
Nicholas X. Simon (12)	52,591	(5)
Norman Tasman (13)	204,491	1.5%
Kathy C. Thompson	120,174	(5)

(1)  Includes, where noted, shares in which members of the nominee’s or executive officer’s immediate family have a beneficial interest.  The column does not, however, include the interest of certain of the listed nominees or executive officer in shares held by other non-dependent family members in their own right.  In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)  Includes shares subject to outstanding stock options and stock appreciation rights (SARs) that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under S.Y. Bancorp’s Stock Incentive Plan(s) as follows:

	Number of	Number of Unvested
Name	Stock Options and SARs	Restricted Stock Grants
Brooks	17,535	—
Carrico	1,050	—
Davis	47,917	1,451
Edinger	1,050	—
Heintzman	177,295	5,823
Herde	840	—
Hillebrand	30,116	2,290
Lechleiter	400	—
Madison	1,050	—
Poindexter	21,851	1,894
Simon	1,470	—
Tasman	1,050	—
Thompson	66,644	2,059

(3)  Includes shares held in Directors’ Deferred Compensation Plan as follows:

Name	Number of Shares
Brooks	1,285
Edinger	8,513
Herde	4,089
Hillebrand	228
Lechleiter	2,258
Madison	29,854
Simon	5,676
Tasman	21,992

(4)  Includes shares held in the Company’s 401(k)/ESOP as follows:

Name	Number of Shares

Davis	11,814
Heintzman	21,738
Hillebrand	7,968
Poindexter	2,946
Thompson	13,670

(5)    Less than one percent of outstanding S.Y. Bancorp Common Stock.

(6)    Includes 52,867 shares owned by Mr. Brooks’ wife.

(7)    Includes 5,829 shares owned by Ms. Davis’ husband.

(8)   Includes 54,986 shares owned by Mr. Edinger’s wife and 167,113 shares owned by a family partnership for which Mr. Edinger shares voting control and derives approximately 9% economic benefit.

(9)   Includes 3,495 shares owned by Mr. Heintzman’s wife.

(10) Includes 16,207 held jointly by Mr. Hillebrand and his wife, 7,308 owned by Mr. Hillebrand’s wife and 391 share held as custodian for children.

(11) Includes 1,879 shares owned by Mr. Madison’s wife.

(12) Includes 37,805 shares held by Publishers Printing Company LLC, of which Mr. Simon is President and Chief Executive Officer.

(13) Includes 46,551 shares owned by Mr. Tasman’s mother for which Mr. Tasman shares voting control but from which he derives no economic benefit; 59,359 shares held jointly by Mr. Tasman and his wife; 4,685 shares held as custodian for their son, and 69,855 owned by a partnership from which Mr. Tasman derives economic benefit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our Directors and persons who own more than 10% of a registered class of S.Y. Bancorp’s common stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ.  Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2009 with the following exceptions:

•                  Mr. Lechleiter purchased 1,000 common shares of S.Y. Bancorp on March 6, 2009. The reporting requirements of Section 16(a) were satisfied on September 16, 2009;

•                  Mr. Tasman amended his filings on May 28, 2009 to reflect a beneficial interest in 68,825 common shares of S.Y. Bancorp held by a partnership.

•                  Ms. Thompson sold 1,000 common shares of S.Y. Bancorp on May 11, 2009. The reporting requirements of Section 16(a) were satisfied on May 18, 2009.

•                  Seven directors have elected to defer some or all of their director fees with the deferral to be invested in Company common stock. Due to a delay in reporting by the third party record keeper, shares so purchased on August 25, 2009 were reported on September 1, 2009 as follows: Mr. Edinger, 64.3 shares, Mr. Herde 32.2 shares, Mr. Lechleiter, 64.3 shares, Mr. Madison 85.8 shares, Mr. Simon 32.1 shares, Mr. Tasman 64.3 shares and Dr. Taylor 64.3shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The members of the Compensation Committee are Messrs. Carrico, Edinger, Lechleiter, Tasman and Dr. Taylor, all of whom are independent non-employee Directors.  Dr. Taylor chairs the Committee. The Board of Directors has adopted a written charter for the Compensation Committee.  The functions of this committee include establishing the compensation amounts and programs for the executive officers.  The Compensation Committee held four meetings during 2009, and its actions included discussion of compensation philosophy, review and approval of peer group institutions, review of Compensation Discussion and Analysis requirements, review of the deferred compensation program for executive officers, review of board compensation, review and amendment of executive change in control severance agreements, and recommendations to the Board for their review and approval regarding executive salaries and administration of employee equity awards.

The Role of Compensation Consultants

The Company periodically engages compensation consultants as a resource on pay practices, to advise the Committee on Company-specific practices as well as to validate the Committee’s conclusions and actions. These consultants do not provide advice or recommendations concerning the specific design of the Company’s compensation plans nor do they have a role in determining or recommending the amount or form of executive or director compensation. They are selected and engaged by the Committee and are independent of management. In 2007, the Committee contracted with Clark Consulting’s compensation group to study the Bank’s executive pay practices and, thereby, provide resources to the Committee. The Committee engaged the independent consultant to provide an assessment of the Bank’s overall executive compensation program. The consultant concluded the Committee’s practices to be consistent with its objectives and with sound governance principles.  The Committee used the consultant’s findings as a foundation for its decisions regarding executive compensation.  In 2009, the Committee elected not to re-engage the consultant but rather use data and methodology from the prior assessment and update it with the most recently available compensation information to provide guidelines for 2009 compensation. The Committee reviewed compensation details for selected peer banks provided by SNL Financial publication entitled Executive Compensation Review. For its work regarding 2009 compensation, the Committee used the most current information available — that reported for 2007 in 2008 proxy materials. To estimate compensation for 2009, the Committee rolled forward the information based upon average pay increases detailed in the publication. The Committee has used this methodology consistently, and through back testing when new data is available, has satisfied itself that the methodology produces reasonable results. In 2009 the Committee contracted with Mercer Consulting regarding trends and issues in executive compensation as part of the Committee’s ongoing training agenda.  This engagement also served as further corroboration that the Committee’s actions corresponded to current industry practices and was influential in the Company’s decision to amend the Change in Control Severance Agreements as detailed further in this report.

The CEO’s compensation is determined by the Committee.  Having considered each individual’s performance, the CEO recommends levels for all compensation for the other executive officers to the Committee. After discussion of each executive to ensure consistency with Company philosophy and external competitive dynamics the Committee either approves or adjusts the compensation.

Objectives of Compensation Programs

The pay-for-performance compensation philosophy of the Compensation Committee supports S.Y. Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure the compensation of S.Y. Bancorp’s executive officers is adequate to attract and retain talented individuals with proven abilities to lead S.Y. Bancorp and the Bank so growth and profitability are realized while maintaining stability and capital strength.  The Bank competes with many other financial institutions in the markets where it operates — metropolitan Louisville, Indianapolis and Cincinnati — for the most outstanding individuals available. Competing financial institutions range in size from start up organizations to established community banks to significantly larger super-regional and money center banks.  All are vying for capable leaders, and accordingly, are willing to attractively compensate individuals to join and/or remain with their respective organization.

As a point of reference and comparison in its analysis of the CEO’s compensation, the Committee uses compensation information compiled for a group of peer banks. This peer group is comprised of publicly traded banks from $1.5 billion to $3 billion in total assets. The larger banks are included because the Committee considers the Bank’s Investment Management and Trust Department to provide an element of sophistication resulting in the overall Bank being more comparable to larger community banks.  The peer group is comprised of banks in metropolitan areas of at least 250,000 people so as to more closely reflect the operating conditions of Stock Yards Bank — both from the standpoint of competing for business and for talented people. Many of these locations were areas with significantly higher costs of living.  To more closely equate this information to our circumstances, each peer location was associated with an appropriate MSA (Metropolitan Statistical Area) and compensation was adjusted by a cost of living factor obtained from the U.S. Census Bureau.  The peer group is generally comprised of banks with common stock widely held and not family controlled.  Peers are included regardless of operating results, again to provide a more representative sample. The goal of the Committee is to have management’s base compensation to approximate between the 50th and 75th percentiles of this peer group with the Chairman and CEO target at 75 percent of the peer group. The Committee uses peer data most directly to determine the compensation of the CEO. Other executive officers’ compensation relates to the CEO’s compensation after evaluating duties, levels of responsibility, performance and competition. The Committee reviewed executive compensation and performance information for the following group of banks.

Bancorp Rhode Island, Inc.

Capital Bank Corp.

Cardinal Financial Services Corp.

Guaranty Bancorp

CoBiz Financial, Inc.

Community Bancorp (1)

Enterprise Financial Services Corp.

Fidelity Southern Corporation

Great Southern Bancorp

Mercantile Bank Corporation

Old Second Bancorp, Inc.

Pinnacle Financial Partners, Inc.

Republic Bancorp, Inc.

Southern Community Financial Corp.

Southwest Bancorp, Inc.

State Bancorp, Inc.

Sterling Bancorp

Towne Bank

Univest Corporation of Pennsylvania

Vineyard National Bancorp (1)

Virginia Commerce Bancorp, Inc.

(1) Due to their 2009 financial difficulties these companies will not continue in the peer group.

The Committee believes the following compensation strategies for S.Y. Bancorp’s executive officers, including the Chief Executive Officer (the “CEO”), achieve its objectives.  The philosophy of the Compensation Committee reflects a pay-for-performance culture while being competitive with other employers with which it competes for executive talent.

The General Design of S.Y. Bancorp’s Compensation Programs

As the business of banking evolves and Stock Yards Bank & Trust Company continues to distinguish itself as an exceptional performer, it has become increasingly apparent that the Company’s success is highly dependent upon the continuity realized by retaining very capable key officers. It is these individuals who execute the strategic plans of the Company. They deliver the Bank’s hallmark high quality services and maintain the Bank’s century-old exceptional reputation. With the primary reason for customer dissatisfaction being disruption caused by banking officer turnover, management and the Compensation Committee have designed compensation programs to respond to the high priority of appropriately compensating officers critical to its customer service mission.

The Committee believes that a structure focusing on base salary, annual cash incentives, annual performance stock incentives, and long term equity incentives is appropriate to achieve its objectives of attracting, motivating and retaining key executives, and paying them based on the performance they produce for shareholders.  In addition to these elements of compensation, the Committee monitors and periodically modifies post-employment types of compensation (nonqualified or supplemental retirement and severance pay programs); each designed to retain valuable executive talent. The Company has no employment contracts with any of its officers.

Specific Elements of Compensation, and How Performance Impacts Each

The Company’s in-service compensation program consists of three key components:

•                  Base pay

•                  Annual cash and stock incentive compensation

•                  Long term incentives

The elements of post-employment compensation and benefits for executives (in addition to the retirement programs provided to employees generally) include:

•                  Contributory nonqualified deferred compensation for all executives

•                  Noncontributory nonqualified supplemental pension plan for two executives

•                  Change-in-control severance agreements with certain executive officers

Base Salary. Executive officers’ base pay is determined by evaluating the most recent comparative peer data relative to similar roles and responsibilities designated in their positions.  For positions not specifically matched to peers, the officer’s level of responsibility is compared to positions deemed equivalent. The Committee has set the 75th percentile for base salary relative to peers for the CEO.   Additionally, management uses competitive data based on ongoing hiring activity. Individual salary increases are reviewed annually using this information as well as consideration of the executive’s individual performance during the preceding year.  For 2009, Mr. Heintzman requested, and the Committee acquiesced, that he be given no increase in base pay.  Despite the company having had a successful year as compared to peers, uncertain economic conditions were still prevalent and pay increases throughout the Bank were very limited.

Annual Cash Incentives.    The objective of annual cash incentive compensation is to deliver levels of compensation conditioned on the attainment of certain financial departmental and/or operating results at the Bank.  The Committee believes these to be primary drivers of stock price performance over time.  Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties.  For annual cash incentives the Bank measures performance compared to its absolute performance rather than its performance compared to peers.  For 2009, the determination as to whether cash incentives would be paid to the CEO and non-line of business EVPs was based upon the achievement of earnings per share (EPS) of at least 10% above the internally budgeted diluted EPS of $1.30.  Based on turmoil in the economy and the banking industry, the Committee felt this was a higher standard than comparing to a peer group, many of whom were expected to report net losses for 2009.  The formula has increasingly higher payout percentages for corresponding EPS achievement above the budgeted level reinforcing the Committee’s pay-for-performance philosophy.  EPS targets and corresponding bonus percentages follow:

EPS Target	Bonus as % of Base

$1.43	15%
$1.47	20%
$1.51	25%
$1.55	30%
$1.57 and above	35%

For 2009, the Company earned $1.39 per share, short of the $1.43 per share goal; accordingly, the CEO did not receive a cash bonus.

With 2009 being the first full year Mr. Hillebrand was in his new position as President, no formalized bonus plan was adopted.  Mr. Hillebrand’s incentive would have been based on a payout similar to Mr. Heintzman’s; however, because that threshold was not attained Mr. Hillebrand received no bonus. Ms. Davis, who does not have line of business responsibility, is eligible for an annual cash incentive at a percentage of her base salary determined based on one half the percentage applicable to the CEO.  Based on the CEO not receiving a bonus no bonus was given to the CFO. The main component of Ms. Thompson’s annual cash incentive is based upon the net income before allocated expenses of the Investment Management and Trust Department which she has responsibility for leading. The Investment Management and Trust Department contributes approximately 40% of the Bank’s total non-interest income, distinguishing the Bank from many peers.  Growth in departmental net income therefore directly impacts the profitability of the Bank and makes a significant contribution to enhancement of shareholder value.  For that portion of her annual incentive to be earned, departmental net income must increase by at least 10%, and the amount of the incentive increases as net income increases as follows:

Departmental
Net Income
Growth	Bonus as % of Base

10%	20%
11%	22%
12%	24%
13%	26%
14%	28%
15%	30%
16-20%	35%
21-25%	40%
26%	45%

For 2009, departmental net income did not reach the 10% growth threshold, and, accordingly Ms. Thompson received no award for this component.  Ms. Thompson also has a component of her annual cash incentive based on overall performance of the Company. This component is 1/3 of the CEO’s award percentage. Based on the CEO not receiving a bonus no bonus was given to Ms. Thompson for this component.

The Committee believes its program for Mr. Poindexter’s incentives drives achievement of the Bank’s annual performance goals to support our strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork and compliance.  Mr. Poindexter’s bonus plan covers a matrix of all areas of his responsibility, in all three markets, including:  Commercial Banking, Private Banking, Business Banking, Treasury Management, International, and Correspondent Banking.  The Commercial Banking, Private Banking, and Business Banking areas of all three markets are the source of significant loan and deposit growth.  Net interest income comprises approximately 65% of the Bank’s total revenues.  Shareholder value is enhanced as growth directly impacts the profitably of the Bank.  Mr. Poindexter’s matrix assigns various weights to several categories including:  net loan and deposit growth, growth of loan fees and service charges, customer satisfaction, profitability of portfolio, charge-offs, past dues, and referrals to other areas of the Bank.  Net loan growth and non-interest bearing deposit growth are given the heaviest weight.  The program requires certain minimums to be met or no bonus is paid.  Additionally, certain deductions are considered in order to promote the quality of growth including deductions for charge-offs, past dues, and minimum service standards not being met.  The matrix used to compute this incentive is structured such that achievement of target performance in all categories results in a 25% of base pay bonus.  Once certain qualifiers are met, achievement under the target results in a prorated bonus and performance exceeding targets results in a bonus proportionately higher than 25% of base pay.  Goals are aggressive and considered relatively difficult to achieve.  In 2009 deductions taken for credit losses sustained during the year offset positive performance in other areas resulting in no bonus being paid to Mr. Poindexter for 2009.

Annual Performance Stock Incentives.            In 2006 the Committee introduced a long-term performance plan. The plan measures two performance ratios--return on average assets (ROAA) and return on average equity (ROAE). If the Company’s ROAA or ROAE exceed the 90th percentile of its peers calculated over a three-year period, an award is given. The Committee recognizes and rewards management for stellar performance and realizes these achievements set the Bank apart from competitors and add value to its shareholders. Therefore, each objective has a target set at the 90th percentile of the peer group three year average returns. The peer group used to determine the 2009 grants is detailed under the caption “Objectives of the Compensation Programs.” If the Company performs at or above the 90th percentile level, executive incentives will be awarded as follows:

ROAA — CEO receives 5% of base pay, and President and EVPs receive 2.5% of base pay

ROAE — CEO receives 5% of base pay, and President and EVPs receive 2.5% of base pay

Awards as determined above will be made annually in the form of restricted stock, rather than cash, with a three year vesting schedule. Awards for excellent ROAA and ROAE shift dependency of incentives away from the single EPS growth objective by providing rewards for maintaining high performance for other key metrics. The three year vesting is designed to enhance retention. Awards made in 2009 were based upon 2008 performance. In 2008, the three year average ROAA and ROAE for the Company exceeded the 90th percentile target of the peers and therefore the awards were made to the executives. These awards are included in the Grant of Plan-Based Awards

Table under the All Other Stock Awards. In 2009, the three year average ROAA and ROAE for the Company exceeded the 90th percentile target of the peers and therefore the awards were made to the executives; however, these were not granted until February 2010.  Accordingly, these will be included in the 2011 proxy statement’s Grant of Plan-Based Awards Table.

Long Term Incentives.        The Committee believes the long term incentive of granting of stock awards to executives best serves the interests of shareholders by providing those persons having responsibility for the management and growth of S.Y. Bancorp and the Bank with an opportunity to increase their ownership of S.Y. Bancorp Common Stock and to have a stake in the future of the Company.  By increasing executive officer ownership, these individuals will have an added incentive to maximize shareholder value.  Additionally these equity awards further the Company’s competitive advantage against significantly larger institutions in attracting and retaining talented individuals critical to the Company’s success.  Equity awards also provide the Company an advantage over smaller community banks where equity compensation is not available. In consideration of the financial statement impact of expensing stock awards and the dilutive effect of such awards, the Company first changed from granting incentive stock options to nonqualified stock options and then, beginning in 2008, executive officers were awarded a combination of stock appreciation rights (SARs) and restricted stock grants. SARs give the executive the right to receive S.Y. Bancorp Common Stock equal in value to the difference between the price of the Common Stock’s trading value as of the date of grant and that at the date of exercise and are exercisable for a specified future period.  The vesting period of these SARs is five years and the exercise period is ten years. Therefore, as the common market price increases, executives have an incentive because they can exercise and be issued stock based on the appreciation from the lower grant-date price.  The vesting period of the restricted shares is also five years. The number of equity awards granted to each executive is based upon individual performance, contribution to the company’s overall performance, and comparative practices.   For awards granted in 2009, the allocation between SARs and restricted stock was to approximate 67% of the awards’ value as SARs and 33% of the awards’ value as restricted stock grants. The Committee estimates the value of SARs will generally be 33% of the fair market value on the date the awards are computed.  For the CEO the total value of the award, determined in the same fashion as the awards are valued for accounting purposes, amounted to 32% of his base pay.  The remaining executives’ equity award value approximated 20% of base pay using the same methodology. Based on compensation data the Committee determined the grant levels to be reasonable.

Post-Employment Compensation and Benefits. To enhance the objective of retaining key executives, the Company previously established Senior Executive Severance Agreements (the “Severance Agreement”) for Mr. Heintzman, Ms. Davis and Ms. Thompson, concluding it to be in the best interests of S.Y. Bancorp, its Shareholders and the Bank to take reasonable steps to help assure these key executives of the Bank that they will be treated fairly in the event of a tender offer or takeover bid, or an actual Change in Control.  With these agreements in place, if S.Y. Bancorp should receive takeover or acquisition proposals from third parties, S.Y. Bancorp will be able to call upon the key executives of the Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations.  These severance agreements have been in place since the mid-1990s and were updated in 2005 primarily for tax law changes, and were not entered into because of any belief by management that a Change in Control of S.Y. Bancorp was imminent.  These agreements were restated and amended in their entirety in early 2010 based on conclusions reached by the Committee during 2009 deliberations about peer group comparables and current trends, and the Committee’s view as to the appropriate arrangement with these and other key executives in the event a Change in Control is proposed.

The Bank has a nonqualified deferred compensation plan, which, until 2006, merely provided executives with the ability to defer a portion of their cash compensation and related taxes, and instead receive that compensation and an investment market rate of return on the deferred portion, after their employment with the Bank ends or, in the case of certain events, in-service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match and ESOP contributions they do not receive under the Bank’s qualified retirement plan on annual income above an annual tax-qualified plan cap under the Internal Revenue Code.

In the 1990’s the Bank created a plan (called the Senior Officer Security Plan, or SOSP) to enhance the retirement security of key executives by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives’ retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income.  The Committee studied this program in 2006, concluded that the fixed amounts would no longer assure executives of that level of income during retirement (compensation having grown in the interim with no adjustment to the fixed benefit amounts), but also concluded that expansion of this type of program was not consistent with its compensation objectives.

The Committee also recognized that an increasingly higher percentage of total compensation for its key executives could be derived from performance-based annual incentives, but the Bank’s current broad-based employee retirement program did not recognize pay above base salary in computing annual contribution amounts.  Therefore, rather than allow its broad-based retirement program to become increasingly less meaningful to executives whose incentive-based compensation is a larger percentage of total compensation,  and rather than expanding the SOSP to include a other key executives, or increasing the fixed annual income it will provide to Mr. Heintzman and Ms. Thompson, the Committee decided in 2006 to add a feature to its executive nonqualified deferred compensation plan to give certain key executives (including Messrs. Heintzman, Hillebrand and Poindexter and Mss. Thompson and Davis) a deferred compensation credit each year on all compensation (subject to a cap based on two times an executive’s base salary) not included for its tax-qualified retirement plan, equal to that they would have received had the all-employee retirement plan included compensation other than base salary in its contribution formula.  The Committee also transitioned a prior supplemental retirement program for Ms. Davis that was based on the cash value increases in life insurance owned by the Bank, into the nonqualified deferred compensation program in 2006 by providing a one-time transition credit, after concluding that the prior program had a higher cost to the Bank than benefit to Ms. Davis.  After these changes, the Committee believes its post-employment programs for executives to will enable executives to accumulate adequate savings to supplement Social Security and tax-qualified plan benefits and enjoy an adequate percentage of pre-retirement pay as income during retirement.

Stock Ownership/Retention Guidelines

As noted above, equity compensation is awarded to have executives’ and shareholders’ interest merge in the long-term performance of the Company; therefore, management and the Committee expect executives to own stock exclusive of unexercised options/SARs. While retention or disposition of shares acquired upon option/SARs exercise is at the discretion of the option/SARs holder, to further the ownership objectives of the option/SARs grants there are Company minimum ownership guidelines based upon salary multiples. The CEO is expected to own stock at a multiple three times his base pay. For Executive Vice Presidents, that multiple is two times base pay.  These guidelines encourage the equity compensation holder not to sell shares acquired upon exercise of options/SARs or vesting of restricted stock other than to pay related taxes; at least until the guideline level of ownership is attained. For the officers in the Summary Compensation Table, all have exceeded the applicable guideline level with the exception of Mr. Poindexter who, having joined the Bank in 2004, has not yet reached the guideline level but whose share ownership continues to increase.

Conclusion

In summary, the Committee believes the total compensation program for S.Y. Bancorp’s executive officers is competitive with programs offered by similar institutions, and executive compensation is appropriate to further the goals and objectives of S.Y. Bancorp and the Bank.

COMPENSATION COMMITTEE REPORT

                The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of S.Y. Bancorp, Inc.

Robert L. Taylor, Chairman	James E. Carrico
Charles R. Edinger, III	Richard A. Lechleiter
Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three most highly compensated executive officers other than the CEO and CFO.  Throughout this section, we refer to executives named in this table individually, as the “Executive” and collectively as the “Executives”.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option/SARs	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($) (1)	($) (4)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6) (7)	($)

David P. Heintzman	2009	491,400	—	92,567	65,928	—	194,646	86,027	930,568
Chairman and CEO	2008	491,400	—	93,363	61,695	—	54,067	80,937	781,462
	2007	472,500	141,750	23,637	135,080	—	77,119	61,917	912,003

Nancy B. Davis	2009	203,900	—	25,040	16,080	—	35,267	21,282	301,569
CFO	2008	203,900	—	20,051	14,624	12,000	—	23,620	274,195
	2007	185,400	27,810	4,507	30,700	9,270	16,624	19,467	293,778

James A. Hillebrand	2009	300,000	—	31,904	26,800	—	4,520	41,470	404,694
President	2008	253,333	75,295	24,889	19,628	—	—	31,779	404,924
	2007	205,000	65,846	4,507	36,840	35,000	1,596	22,607	371,396

Kathy C. Thompson	2009	300,350	—	34,561	29,480	—	77,580	46,697	488,668
Senior EVP and manager of	2008	300,350	—	34,985	27,420	—	24,132	53,979	440,866
Investment Management and Trust	2007	288,750	98,175	6,895	58,330	—	30,212	46,238	528,600

Phillip S. Poindexter	2009	240,000	—	24,841	19,832	—	4,258	27,629	316,560
EVP and Chief Lending Officer	2008	213,917	36,162	22,529	16,909	8,788	—	23,150	321,455
	2007	195,000	39,839	4,507	36,840	—	878	21,182	298,246

(1)           Officers deferred the following amounts of 2009, 2008 and 2007 salary, and for Messrs. Heintzman and Hillebrand, director fees:

	2009		2008		2007
	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan

Heintzman	$22,000	$29,484	$15,500	$43,484	$13,500	$31,900
Davis	22,000	7,200	20,496	7,200	20,496	7,200
Hillebrand	16,500	—	15,500	6,000	15,500	—
Thompson	16,500	6,007	15,500	18,021	15,500	17,325
Poindexter	16,500	—	15,500	—	15,000	—

(2)                                  Stock awards represent restricted stock granted in February of each year shown in the table. In all three years the grants included shares based on achievement of performance objectives. For 2009 and 2008 there were also Stock Awards granted as part of the annual stock incentive program. The values of the restricted stock grants measured at the grant date value were $22.14, $23.37 and 26.83 in 2009, 2008 and 2007, respectively. In 2008 and 2007 these amounts represented the amount recorded in Bancorp’s financial statements as stock-based compensation expense and, due to SEC rule changes, the 2008 and 2007 amounts have been presented differently in 2009. For assumptions used in valuation of stock awards and other information regarding stock-based compensation, refer to Note 15 to the 2009 consolidated financial statements.

(3)                                  Stock appreciation rights were granted in 2009 with an exercise price equal to the closing price of the common stock on the applicable grant date, or $22.14, $23.37 and $26.83 in 2009, 2008 and 2007, respectively. The fair value of each SAR was $5.36, $4.57 and $6.14, respectively. In 2008 and 2007 these amounts represented the amount recorded in Bancorp’s financial statements as stock-based compensation expense and, due to SEC rule changes, the 2008 and 2007 amounts have been presented differently in 2009. For assumptions used in valuation of stock appreciation rights and other information regarding stock-based compensation, refer to Note 15 to the 2009 consolidated financial statements.

(4)                                  Cash incentives and bonuses granted to the Executives for 2008 and 2007 were fully vested when granted. The amounts were determined in accordance with the process and using the performance criteria described in Compensation Discussion and Analysis in the 2009 and 2008 Proxy Statements, respectively.

(5)                                  Totals include the following:

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
2009
Change in actuarial value of defined benefit	$77,251	$—	$—	$34,210	$—
Nonqualified deferred compensation earnings	117,395	35,267	4,520	43,370	4,258
	$194,646	$35,267	$4,520	$77,580	$4,258
2008
Change in actuarial value of defined benefit	$54,067	$—	$—	$24,132	$—
Nonqualified deferred compensation earnings	—	—	—	—	—
	$54,067	$—	$—	$24,132	$—
2007
Change in actuarial value of defined benefit	$49,893	$—	$—	$22,156	$—
Nonqualified deferred compensation earnings	27,226	16,624	1,596	8,056	878
	$77,119	$16,624	$1,596	$30,212	$878

Assumptions used in calculating the change in actuarial value of the defined benefit above are a discount rate of 5.75% for December 31, 2007, 2008 and 2009, a retirement age of 65, with Mr. Heintzman’s current age being 50, and Ms. Thompson’s being 48;  payments occurring for 15 years, and assuming no pre- or post-retirement mortality.

All earnings on the Executives’ nonqualified deferred compensation balance are included in the totals, because the earnings are not determined by either a market rate of interest, nor based on investment options that are identical to those available under the broad-based employee 401(k) plan.  Rather, earnings are based on the actual performance of investment funds that the Bank designated and the allocation of the nonqualified plan account balance by the executives as among those funds.

(6)                                  All Other Compensation consists of the following:

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
2009
Contribution to 401(k)	$14,700	$12,234	$14,700	$14,700	$14,400
Contribution to ESOP	4,900	4,078	4,900	4,900	4,800
Board fees	13,000	—	13,000	13,000	—
Contribution to nonqualified plan (2)	41,848	1,560	3,123	9,273	4,430
Other	11,579	3,410	5,747	4,824	3,999
	$86,027	$21,282	$41,470	$46,697	$27,629
2008
Contribution to 401(k)	$13,800	$12,234	$13,800	$13,800	$12,835
Contribution to ESOP	4,600	4,078	4,600	4,600	4,278
Board fees (1)	14,000	—	6,000	14,000	—
Contribution to nonqualified plan (2)	37,915	4,308	2,605	17,025	2,852
Other	10,622	3,000	4,774	4,554	3,185
	$80,937	$23,620	$31,779	$53,979	$23,150
2007
Contribution to 401(k)	$13,500	$11,124	$12,300	$13,500	$11,700
Contribution to ESOP	4,500	3,708	4,100	4,500	3,900
Board fees (1)	13,000	—	—	13,000	—
Contribution to nonqualified plan (2)	22,768	1,677	3,126	11,332	2,612
Other	8,149	2,958	3,081	3,906	2,970
	$61,917	$19,467	$22,607	$46,238	$21,182

(1) Messrs. Heintzman (in 2008 and 2007) and Hillebrand (in 2008) deferred receipt and taxation of Board fees.

(2) Includes an amount of 401(k) match and ESOP contribution not received under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan because the eligible compensation taken into account under the 401(k) and Employee Stock Ownership Plan does not include either any income-taxed earnings in excess of base salary, or any base salary above an annual tax-qualified plan cap under the Internal Revenue Code.

(7)                                  Perquisites totaled less than $10,000 for each Executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the Executives during the last fiscal year.  No Executive was granted an equity or non-equity incentive plan awards in 2008 for potential payment in a future year.

Grants of Plan-Based Awards Table

					All other			Grant
					stock	All other	Exercise	date fair
		Estimated future payouts			awards:	awards:	or base	value of
		under equity			number of	number of	price of	stock and
		incentive plan awards			shares	securities	SARs	SARs
	Grant	Threshold	Target	Maximum	of stock	underlying	awards	awards
Name	date	($)	($)	($)	(1)	SARs (1)	($/Sh)	($)
David P. Heintzman	February 17, 2009	—	—	—	4,181	12,300	22.14	158,495
Nancy B. Davis	February 17, 2009	—	—	—	1,131	3,000	22.14	41,120
James A. Hillebrand	February 17, 2009	—	—	—	1,441	5,000	22.14	58,704
Kathy C. Thompson	February 17, 2009	—	—	—	1,561	5,500	22.14	64,041
Phillip S. Poindexter	February 17, 2009	—	—	—	1,122	3,700	22.14	44,673

(1) Includes stock and SARs granted as described in Compensation Discussion and Analysis paragraph “Annual Performance Stock Incentives” and paragraph “Long Term Incentives”. Holders of the restricted stock are entitled to any quarterly cash dividend, and to the extent the dividend constitutes compensation, it is included in All Other Compensation in the Summary Compensation Table.

The following table sets forth information concerning equity stock options/SAR held by the Executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option/SARs Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying	Option/		Shares or	Market Value of
	Unexercised	Unexercised	SARs	Option/	Units of Stock	Shares or Units of
	Options/SARs	Options/SARs	Exercise	SARs	That Have	Stock That
	(#)	(#)	Price	Expiration	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($) (2)
David P. Heintzman
	27,300	—	9.8238	12/21/2010	—	—
	21,000	—	16.0000	12/27/2011	—	—
	16,590	—	18.6190	12/17/2012	—	—
	15,750	—	20.1714	12/16/2013	—	—
	25,095	—	22.8095	12/14/2014	—	—
	31,500	—	24.0667	1/17/2016	—	—
	22,000	—	26.8300	2/20/2017	294	6,277
	13,500	—	23.3700	2/19/2018	1,348	28,780
	—	12,300	22.1400	2/17/2019	4,181	89,264
	172,735	12,300			5,823	124,321
Nancy B. Davis
	7,140	—	9.8238	12/21/2010
	6,825	—	16.0000	12/27/2011
	5,250	—	18.6190	12/17/2012	—	—
	4,725	—	20.1714	12/16/2013	—	—
	6,300	—	22.8095	12/14/2014	—	—
	8,400	—	24.0667	1/17/2016	—	—
	5,000	—	26.8300	2/20/2017	56	1,196
	3,200	—	23.3700	2/19/2018	264	5,636
	—	3,000	22.1400	2/17/2019	1,131	24,147
	46,840	3,000			1,451	30,979

	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying	Option/		Shares or	Market Value of
	Unexercised	Unexercised	SARs	Option/	Units of Stock	Shares or Units of
	Options/SARs	Options/SARs	Exercise	SARs	That Have	Stock That
	(#)	(#)	Price	Expiration	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)
James A. Hillebrand
	2,940	—	16.0000	12/27/2011	—	—
	3,150	—	18.6190	12/17/2012	—	—
	3,150	—	20.1714	12/16/2013	—	—
	6,300	—	22.8095	12/14/2014	—	—
	5,670	3,780	24.0667	1/17/2016	—	—
	2,400	3,600	26.8300	2/20/2017	56	1,196
	859	3,436	23.3700	2/19/2018	793	16,931
	—	5,000	22.1400	2/17/2019	1,441	30,765
	24,469	15,816			2,290	48,892

Kathy C. Thompson
	7,140	—	18.6190	12/17/2012	—	—
	9,765	—	20.1714	12/16/2013	—	—
	9,345	—	22.8095	12/14/2014	—	—
	14,700	—	24.0667	1/17/2016	—	—
	9,500	—	26.8300	2/20/2017	86	1,836
	6,000	—	23.3700	2/19/2018	412	8,796
	—	5,500	22.1400	2/17/2019	1,561	33,327
	74,300	5,500			2,059	43,960
Phillip S. Poindexter
	7,875	—	22.8095	12/14/2014	—	—
	5,670	3,780	24.0667	1/17/2016	—	—
	2,400	3,600	26.8300	2/20/2017	56	1,196
	740	2,960	23.3700	2/19/2018	716	15,287
	—	3,700	22.1400	2/17/2019	1,122	23,955
	16,685	14,040			1,894	40,438

(1)                                  The unvested options and stock appreciation rights vest 20% each year beginning one year after the grant date and each anniversary thereafter.

(2)                                  The unvested shares vest ratably over three or years beginning one year from the date of grant and each anniversary thereafter.

The following table sets forth the stock options exercised by or stock awards vested for the Executives during the last fiscal year:

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

David P. Heintzman	25,410	374,258	967	20,935
Nancy B. Davis	10,920	133,121	189	4,091
James A. Hillebrand	—	—	328	7,091
Kathy C. Thompson	7,350	105,252	291	6,299
Phillip S. Poindexter	—	—	304	6,573

Noncontributory Nonqualified Pension Plan

The 2005 Restated Senior Officer Security Plan (the “SOSP”) promises benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to help them attain reasonable levels of income replacement during retirement, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally.  The total potential benefit vests gradually at 4% per year of service so that it is 100% vested if the Executive works for the Bank for a total of 25 years. As of the end of 2009, Mr. Heintzman was 96% vested, and Ms. Thompson was 68% vested in their respective benefits.  The retirement benefit also becomes fully vested in the event of the Executive’s disability or a change of control of the Bank or the Bancorp while the Executive is employed by the Bank.

If the Executive terminates employment before age 55, benefit payments can begin as early as age 55 (or such later age as the Executive has elected), but the annual payment amount is adjusted to the same present value as the benefit if paid at age 65.  If the Executive leaves the Bank after age 55, the benefits do not begin until age 65.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability.  The death benefits are provided by the Bank endorsing over to the Executive via a split dollar agreement a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the Executives.  As of the end of 2009, the SOSP provided for a $3,192,800 death benefit for Mr. Heintzman and a $1,762,800 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the Executive’s selected beneficiary is paid a death benefit equal to the retirement payments to which the Executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the Executive. The following table illustrates these pension benefits:

Pension Benefits Table

Number of
		Years	Present Value of	Payments
		of Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
David P. Heintzman	Senior Officers’ Security Plan	25	653,819	—
Nancy B. Davis	—	—	—	—
James A. Hillebrand	—	—	—	—
Kathy C. Thompson	Senior Officers’ Security Plan	18	253,596	—
Phillip S. Poindexter	—	—	—	—

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the Executive to defer base salary by a dollar amount or any whole percentage of up to 10%. Beginning with incentive compensation paid (if any) with respect to 2007, participants are also allowed to defer receipt and income taxation on up to 50% of annual incentive compensation.  Beginning in 2006, Executives are credited with the amount of 401(k) match and basic ESOP contribution that those officers do not receive on any income-taxable compensation under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan applicable to employees generally, because the compensation taken into account under the 401(k) and Employee Stock Ownership Plan does not include either (i) any pay in excess of base salary, or (ii) any base salary above an annual tax-qualified plan cap under the Internal Revenue Code (which cap is $245,000 in 2009 and is indexed each year).   This Bank credit to the Executive’s plan accounts is vested in accordance with the vesting schedule in the tax-qualified 401(k) and Employee Stock Ownership Plan, so all Executives except Mr. Poindexter are 100% vested in this amount upon its credit to the NQ Plan.

Once amounts are credited to the NQ Plan, they increase or decrease based on the actual investment performance of certain investments funds selected by the Company, from which the Executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The Executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank’s employ due to death or after age 55.  If the Executive’s termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum.

The Executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it.  Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

		Registrant	Aggregate		Aggregate
		Contributions	Earnings	Aggregate	Balance
	Executive Contributions	in Last Fiscal	in Last Fiscal	Withdrawals/	Balance
	in Last Fiscal Year	Year	Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)
David P. Heintzman (1)	28,256	41,848	79,780	—	359,839
	—	—	37,615	—	174,071
Nancy B. Davis	9,900	1,560	35,267	—	165,308
James A. Hillebrand (1)	—	3,123	4,520	—	20,781
	—	—	—		4,840
Kathy C. Thompson	5,757	9,273	43,370	—	181,123
Phillip S. Poindexter	2,697	4,430	4,258	—	15,711

(1)                               For Messrs. Heintzman and Hillebrand, includes first an employee account, then a director fee deferral account.

(2)                               Includes an amount for each officer equal to the 401(k) match and ESOP contribution not received under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan because of plan limits, as described above.

Other Potential Post-Employment Payments

Various benefit plans of the Bank have special terms that apply if a change in control occurs:

•                  The SOSP, described above, provides that a change in control of the Bank during the Executive’s employment will trigger the Executive becoming fully vested in the SOSP benefit.

•                  The Nonqualified Deferred Compensation Plan discussed above provides that at a change in control while the Executive is still employed, any Bank credits to this plan that are then unvested will be 100% vested.

•                  The Executives’ ability to exercise stock awards is fully accelerated upon a change in control and any unvested stock-based compensation awards become 100% vested at change in control.

•                  Three of the Executives had Severance Agreements as of the end of 2009 that generally only applied in the event of a change in control; all named officers and certain other executives had change in control severance agreements put into effect (or amended and restated in the case of prior agreements) shortly after the end of 2009.

The Bank was, at the end of 2009 party to 2005 Restated Senior Executive Severance Agreements (“Severance Agreements”) with Mr. Heintzman, Ms. Davis and Ms. Thompson. Each Severance Agreement was amended and restated in its entirety in early 2010, based on conclusions reached by the Compensation Committee in deliberations during and following the end of 2009 fiscal year.  The following summarizes those agreements as recently amended, and also summarizes a similar agreement entered into by Messrs. Hillebrand and Poindexter.

Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis

The Severance Agreement for each of Mr. Heintzman and Ms. Thompson, Mr. Hillebrand and Ms. Davis are similar to the one for Mr. Poindexter, with a few exceptions.  Their change in control severance payment will equal three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  They also have a right to participate in the Bank’s health plans for three years following severance, and are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office, in addition to the confidentiality and nonsolicitation covenants that bind other executives.  In addition, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any triggered excise tax, would be higher by paying the full amount.

Certain features of the prior Severance Agreements are preserved for Mr. Heintzman, Ms. Davis and Ms. Thompson.   The Bank will pay these executives the described severance if they resign for any reason in connection with a change in control (“good reason” is not required).  In addition, because the prior Severance Agreements required the Bank to also pay a tax gross-up to these executives if their severance exceeded the Section 280G threshold described above and therefore triggered an excise tax, and because the Bank’s calculations indicate that Mr. Heintzman and Ms. Thompson would be due such a tax gross up under the prior Severance Agreements’ terms as of the end of 2008, the Severance Agreements “grandfather” that higher amount for a period of time.  If change in control negotiations begin within three years after the date of the Severance Agreements (and conclude in a change in control occurring), the severance payment for Mr. Heintzman and Ms. Thompson will be the greater of (i) the severance payment and related tax gross up that would have been payable as of December 31, 2008 under the prior Severance Agreements, or (ii) the severance payment described above (three times base salary and historical bonus).

Mr. Poindexter

The Severance Agreement for Mr. Poindexter provides that, in the event he is terminated without “cause” or resign for “good reason” (as those terms are defined in the Severance Agreements) during negotiations or within two years following a change in control of the Bank or Bancorp, the Bank will pay him a severance payment equal to two times the sum of his highest monthly base salary during the sixth months prior to his termination or resignation, plus the highest annual cash bonus paid to him for the current and preceding two fiscal years preceding his termination or resignation.  Mr. Poindexter also has a right to participate (at his cost) in the Bank’s health plans for active employees for two years, with Federal Law (COBRA) continuation coverage rights to begin thereafter.

If the amount of any severance payment plus other payments that are triggered by or enhanced due to a change in control would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the Mr. Poindexter can receive without subjecting the executive to an excise tax.  Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive’s five-year average W-2 reported income.

Payment under the Severance Agreement is made only if Mr. Poindexter fully releases all claims against Bancorp and the Bank.  The Severance Agreement requires that Mr. Poindexter maintain the confidentiality of all information regarding the business of the Bank and Bancorp and that he not solicit customers or employees of the Bank for a period of 12 months following the receipt of any severance payment.

The following table estimates the amount that would have been payable under the Severance Agreements (as recently revised) if their terms had been triggered as of December 31, 2009 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement (1)	Difference between lump sum value of SOSP if fully vested, as compared with its value at actual percentage now vested (2)	Value realized if unvested options and stock awards were exercised/vested (3)	Additional value to Executive from accelerated vesting of Nonqualified plan
Heintzman	$2,576,535	$28,855	$124,321	—
Davis	$722,940	—	$30,979	—
Hillebrand	$1,202,538	—	$48,892	—
Thompson	$1,604,142	$125,875	$43,960	—
Poindexter	$569,900	—	$40,437	$1,946

(1)       For Mr. Heintzman or Ms. Thompson, this is the grandfathered amount that the Bank had previously calculated would have been due, including excise tax gross-up payment, had terminated as of December 31, 2008. But for the grandfathering of these amounts, under the Severance Agreements and using base salary and historical bonuses through the end of 2009, they would have been paid $1,800,323 and $1,099,457 in severance respectively, plus would have received approximately $610,000 and $380,000 in tax gross ups.  If Ms. Davis had terminated at December 31, 2009 in a circumstance trigging payment under her prior agreement, she would have been paid severance of $558,253.  Messrs. Hillebrand and Poindexter did not have severance agreements until shortly after the end of 2009.

(2)       This amount is the lump sum present value of 100% of the SOSP benefit, less the present value of the percentage of the benefit already vested, using an interest rate of 4.96% (120% of the IRS-published applicable federal rate as dictated by the SOSP’s terms) and the actual attained ages of the Executives as of the fiscal year end.

(3)       This is the total value as of December 31, 2009 of as-yet-unvested restricted stock held by each executive; because the market value of the Bancorp’s stock at December 31, 2009 was less than the strike price on all unvested options and SARs, no value is included for the acceleration of vesting on those awards.

Director Compensation

The following table set forth information concerning the compensation of our Directors for the last fiscal year:

Director Compensation Table

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (1)	($)	($)	($)	($) (2) (4)	($) (3)	($)
Mr. Brooks	28,000	—	—	—	1,282	89,582	118,864
Mr. Carrico	29,400	—	—	—	—	—	29,400
Mr. Edinger	27,000	—	—	—	—	—	27,000
Mr. Herde	32,000	—	—	—	—	—	32,000
Mr. Lechleiter	19,900	—	—	—	—	—	19,900
Mr. Madison	26,500	—	—	—	—	—	26,500
Mr. Simon	24,900	—	—	—	—	—	24,900
Mr. Tasman	25,500	—	—	—	—	—	25,500
Dr. Taylor	26,500	—	—	—	—	—	26,500

(1)       Of this total, the directors deferred receipt and taxation of the following amounts of 2009 fees:

Mr. Brooks	—
Mr. Carrico	—
Mr. Edinger	27,000
Mr. Herde	16,000
Mr. Lechleiter	19,900
Mr. Madison	26,500
Mr. Simon	15,400
Mr. Tasman	25,500
Dr. Taylor	26,500

(2)       Each director has the option of deferring some or all of his/her fees. Investment options include Bancorp stock and various mutual funds.

(3)       Mr. Brooks, a former executive of the Bank, participated in both the Director and the Executive NQ Plan. During 2009 he received distributions of $5,582 from his account in the Executive NQ Plan.  Mr. Brooks, is also participant in the SOSP (described in more detail above), and under that plan has an annual defined benefit of $84,000. He received his first annual payment under this plan in 2006, and payment of that same amount will continue for a total of 15 years. This amount is reflected under “All Other Compensation” above.  The actuarially-determined present value of his benefit obligation declined in 2009 because he is receiving annual benefits, so no amount is included for the change in this pension value above.

(4)       For directors whose investments declined in value in 2009, no amount is included as nonqualified deferred compensation earnings.

Messrs. Heintzman and Hillebrand and Ms. Thompson serve as directors for the Company. All of their compensation as directors is included in the Summary Compensation Table.

The Compensation Committee reviewed Board compensation in 2009. Their review of executive compensation benchmark institutions provided information that included the form and substance of how directors are compensated. While there are differences in the form (cash, stock grants, option/SARs grants, for example) and substance (total compensation) among the peer institutions, the committee concluded that Board member fees and overall compensation were equitable.  For 2009, non-employee directors received an annual retainer of $6,000.  All Bancorp’s directors received $1,000 for each meeting of S.Y. Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.  S.Y. Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended.

Non-employee directors of S.Y. Bancorp and the Bank who are members of the various committees of the Board of Directors received $600 during 2009 per meeting of S.Y. Bancorp’s Audit Committee, $500 per meeting of S.Y. Bancorp’s Compensation Committee, $500 per meeting of S.Y. Bancorp’s Nominating and Corporate Governance Committee, $500 per meeting attended of the Bank’s Trust Committee, and $500 per meeting attended of the Bank’s Loan Committee. In addition, the Chairman of the Audit Committee received an annual retainer of $5,000, the Chairman of the Compensation Committee received an annual retainer of $2,500, and the Chairman of the Nominating and Governance Committee received an annual retainer of $2,500.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options selected by the Bank.  The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Bancorp stock, which is then actually purchased and held in trust at the Bank.  Approximately 81 percent of the total amounts owed directors under this NQ Plan as of the last fiscal year end was invested in Bancorp stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter approved and adopted by the Board of Directors.  The Audit Committee reviews S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of S.Y. Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification and evaluation of financial and related audit risks.  The Committee also discussed the results of the internal audit examinations.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that S.Y. Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from S.Y. Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to S.Y. Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in S.Y. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee of the Board of Directors of S.Y. Bancorp, Inc.

Carl G. Herde, Chairman	James E. Carrico
Richard A. Lechleiter	Bruce P. Madison
Nicholas X. Simon

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of S.Y. Bancorp’s financial statements for 2009 and 2008 and fees billed for other services rendered by KPMG LLP:

	2009	2008
Audit fees, excluding audit related (1)	$281,500	$256,500
Audit-related fees (2)	—	124,500
All other fees	—	—
Total fees	$281,500	$381,000

(1)       Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA reporting.

(2)       Audit-related fees relate to a comfort letter provided in conjunction with the filing of a registration statement in 2008.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2009 and 2008, they pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually.  For 2009 and 2008, no fees have been incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of S.Y. Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners.  These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or S.Y. Bancorp.  In the opinion of management of S.Y. Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.  Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2009, loans to directors and officers of S.Y. Bancorp and the Bank and their associates totaled $1,783,000 equaling 1.2% of the Bancorp’s consolidated stockholders’ equity.

Compensation Committee Interlocks and Insider Participation

During 2009 Messrs. Carrico, Edinger and Tasman and Dr. Taylor, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors.  None of these gentlemen has ever served as an officer of Bancorp nor had any relationship with Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Review of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impair the independence of a director or presents a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the internal auditor will discuss the transaction with the CEO or if the transaction involves the CEO, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the CEO, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Other than banking transactions described above, there were no transactions in 2009 with related persons needing to be disclosed under the SEC’s disclosure requirements.

The Audit Committee established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and preapproved by the audit committee.

ANNUAL REPORT ON FORM 10-K

A copy of S.Y. Bancorp, Inc.’s 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to:  Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, S.Y. Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232, (502) 625-9176; or nancy.davis@syb.com.  A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of S.Y. Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer
S.Y. Bancorp, Inc.

Louisville, Kentucky
March 17, 2010

S.Y. BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 21, 2010

This proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc.

The undersigned hereby appoints David P. Heintzman and James A. Hillebrand or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. (“Bancorp”) held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the “Annual Meeting”) to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 on April 21, 2010 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

		FOR	AGAINST	ABSTAIN

(1)	A proposal to approve the action of the Board of Directors fixing the number of directors at twelve (12).	☐	☐	☐

(2)	ELECTION OF DIRECTORS

Nominees are:  David H. Brooks, James E. Carrico, Charles R. Edinger, III, David P. Heintzman, Carl G. Herde, James A. Hillebrand, Richard A. Lechleiter, Bruce P. Madison, Nicholas X. Simon, Norman Tasman, and Kathy C. Thompson.

Mark one box only.
☐ FOR ALL nominees listed above
☐ FOR ALL nominees listed above EXCEPT the following:

☐ WITHHOLD authority to vote for ALL nominees listed above

		FOR	AGAINST	ABSTAIN

(3)	The ratification of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2010.	☐	☐	☐

(4)	A proposal to approve an amendment of the Company’s 2005 Stock Incentive Plan	☐	☐	☐

(5)	OTHER BUSINESS. To consider and act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.	☐	☐	☐

The Board of Directors recommends a vote FOR the proposal fixing the number of directors at twelve (12), FOR ALL nominees for director listed above, FOR the ratification of KPMG LLP, and FOR the proposal to approve an amendment of the Company’s 2005 Stock Incentive Plan.

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposal to fix the number of directors at twelve (12), for all nominees for director, for the ratification of KPMG LLP and for the proposal to approve an amendment of the Company’s 2005 Stock Incentive Plan.  If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Date , 2010

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on the reverse of this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 21, 2010:    The notice and proxy statement and annual report are available at
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100548&gkp=203200.